ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated July 22, 2008

Commodities
UBS E-TRACS CMCI Energy Total Return

Exchange Traded Notes (ETNs) are senior, unsecured, unsubordinated debt securities that are designed to track the total return of a specific market index, less investor fees, and provide investors with exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies.

UBS Exchange Traded Access Securities (UBS E-TRACS) are innovative new investment products offering easy access to markets and strategies that may not be readily available to individual investors. The UBS E-TRACS CMCI Energy Total Return is designed to track the performance of the UBS Bloomberg CMCI Energy Index Total Return, less investor fees. The CMCI Energy TR measures the collateralized returns from a basket of seven futures contracts representing the energy sector. The commodity futures contracts are diversified across five constant maturities from three months up to three years.

Product profile
Product Name	E-TRACS CMCI Energy Total Return
Underlying Product	UBS Bloomberg CMCI Energy Total Return
Issuer	UBS AG
Ticker Symbol	UBN
CUSIP	902641745
Primary Exchange	NYSE Arca
Initial Trade Date	April 1, 2008
Maturity Date	April 5, 2038
Yearly Fee (%)	0.65%

Returns
	Total Return	Annualized Return	Annual Volatility	Sharpe Ratio
CMCI Energy Total Return	1360.08%	29.14%	24.11%	1.07%
S&P GSCI Energy Total Return	482.10%	18.30%	31.73%	0.47%
DJAIG Energy Total Return	433.29%	17.31%	32.56%	0.43%
Rogers Energy Total Return	1027.83%	26.00%	32.90%	0.69%
Pro forma and historical results for the period from January 5, 1998 through June 30, 2008.
Source: UBS Investment Bank, publicly available data.
Historical information presented is as of June 30, 2008 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may different significantly from historical performance, either positively or negatively.

Index comparisons

The graph above illustrates the performance of the Index from January 5, 1998 through June 30, 2008 in comparison with three traditional commodities indices: the S&P Goldman Sachs Commodity Index (GSCI®) Energy Index Total Return, Dow Jones-AIG Energy Total Return IndexSM and Rogers International Index® Energy Total Return. The data for the CMCI Energy Total Return for the periods prior to January 2007 is derived by using the Index’s calculation methodology with historical prices.

UBS Bloomberg CMCI Energy TR – Index Composition
WTI Crude Oil (NYMEX:CL)	25.84%
WTI Crude Oil (ICE:EN)	11.76%
Brent Crude Oil	16.27%
Heating oil #2	7.80%
Gasoil	9.35%
RBOB Gasoline	8.85%
HHUB Natural Gas	20.13%
Total	100.00%
Updated on: June 30, 2008
Source: UBS Investment Bank, CMCI Advisory Committee.

Sector weightings
Commodity Sector Target Weights
Source: UBS Investment Bank, CMCI Advisory Committee.

Maturity weights

Constant Maturity Weights of Future Contracts
Source: UBS Investment Bank, CMCI Advisory Committee.
Weights across maturities are determined based on the relative liquidity of the underlying futures contracts.

This material is issued by UBS AG or an affiliate (“UBS”).

Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC. (http://www.sipc.org/)

An investment in the UBS E-TRACS ETNs involves risks. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS E-TRACS ETNs.

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the UBS E-TRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (1-877-387-2275).

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services, Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2008. The key symbol and UBS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.